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                                                                   EXHIBIT 23.1

                                    CONSENT

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports on Alexandria Real Estate Equities, Inc. dated February 13, 1997 (except Note 11, as to which the date is March 13, 1997), 1413 Research Blvd. dated February 20, 1997, 300 and 401 Professional Drive dated February 20, 1997, 25, 35 and 45 W. Watkins Mill Road dated February 20, 1997, 1311, 1401 and 1431 Harbor Bay Parkway dated February 20, 1997, and 1550 East Gude Drive dated February 20, 1997, included in the Registration Statement dated March 18, 1997, and related Prospectus of Alexandria Real Estate Equities, Inc. for the registration of 6,830,000 shares of its common stock.

                                          Ernst & Young LLP

Los Angeles, California
March 13, 1997